SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Municipal
Partners Fund Inc. was held on
March 31, 2017, for the purpose of considering and voting upon the election of Directors.
The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Common
Shares
Common
Shares


and
Preferred
and
Preferred


Shares
Shares

Prefer
red

(together,
as a
(together,
as a
Preferr
ed
Share
s

single
class)
single
class)
Shares
Votes

Votes For
Votes
Withheld
Votes
For
Withhe
ld





Daniel P. Cronin
8,442,818
485,563
-
-
Paolo M. Cucchi
8,405,241
523,140
-
-
Jane Trust
-
-
1,668
0